Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 23, 2012, relating to the financial statements of Gulfstream Natural Gas System, L.L.C. as of and for the years ended December 31, 2011 and 2010, appearing in the Amendment No. 2 to the Annual Report on Form 10-K/A of The Williams Companies, Inc. for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

May 24, 2012